Exhibit 99.1

Granite Provides Business Update and Second Quarter 2020

Preliminary Select Financial Information

Announces Q2 2020 CAP(1) of $4.1 billion

Company to file Form 12b-25 for Q2 Quarterly Report on Form 10-Q

WATSONVILLE, Calif. (August 10, 2020) - Granite Construction Incorporated (NYSE: GVA) today provided a business update and second quarter 2020 preliminary select financial information.

“While the COVID-19 pandemic will likely continue to cause substantial economic disruption in many of our markets for the foreseeable future, we are fortunate that most of our projects continued during the second quarter as our primary services are designated as essential,” said James H. Roberts, President and Chief Executive Officer at Granite.  “As we execute this work, our top priority continues to be complying with all state and local regulations to ensure the safety and health of our employees, customers, suppliers and others with whom we partner in our business activities, as well as the communities in which we work. We are focused on efficiently and safely carrying on our operations in this unprecedented business environment.”

Roberts continued, “We are also monitoring local and state governments where we operate as they address budget shortfalls. While we expect impacts to be varied by market and customer, we expect continued project opportunities in our primary markets. The infrastructure sector historically has been resilient and serves as a good investment for future public spending with the creation of economic growth.”

Liquidity and Financial Flexibility Remains Healthy

The following information is preliminary and unaudited and could be impacted by subsequent events or determinations.

The Company had $463.6 million of available liquidity, inclusive of $294.8 million of cash and marketable securities as of June 30, 2020 compared to $206.0 million of cash and marketable securities as of June 30, 2019.  Debt was $414.0 million as of June 30, 2020 compared to $415.3 million as of June 30, 2019.  During the second quarter of 2020, the Company borrowed $75 million under its credit facility to support the Company’s seasonal working capital needs and continues to focus on managing cash through reductions or deferrals of non-critical expenditures such as capital investments, travel and related expenditures. Additionally, Granite resolved certain project claims in the second quarter of 2020 with cash settlements received in July 2020.

The Company ended the second quarter of 2020 with Committed and Awarded Projects (CAP)(1) of $4.1 billion, which includes $820.5 million of best-value procurement work. As anticipated, our CAP(1) balance modestly declined from first quarter 2020 levels as increased project activity exceeded new awards. As we execute our strategy of bidding smaller work, our overall CAP(1), as planned, will decrease. We also expect CAP(1) to fluctuate within each quarter as smaller work is booked and burned much faster than in the past with the larger contracts. Our plan of focusing on smaller, best-value procurement work is progressing in alignment with our strategy shared in the second half of 2019.

Continued Suspension of Full Year 2020 Guidance

The Company withdrew its full year 2020 guidance on May 7, 2020 because of the rapidly-evolving disruption COVID-19 was causing across the macroeconomic environment and will reinstate guidance when there is sufficient visibility to do so.

Audit/Compliance Committee Investigation Ongoing and Form 10-Q Filing Delay

In February of 2020, Granite’s Audit/Compliance Committee, assisted by independent counsel, began an investigation of prior-period reporting for the Heavy Civil operating group, and the extent to which these matters affect the effectiveness of Granite’s internal control over financial reporting. On July 27, 2020, the Company filed a Form 8-K disclosing the Audit/Compliance Committee’s determination that prior period financial statements could not be relied upon for the year ended December 31, 2018 and for the first three quarterly periods in 2019.

The investigation is still ongoing, and Granite cannot predict its ultimate outcome. Given the ongoing investigation, the Company will not file its Quarterly Report on Form 10-Q for the second quarter of 2020 by August 10, 2020. Further, Granite will file a Form 12b-25 Notification of Late Filing with the U.S. Securities and Exchange Commission with regard to its second quarter 2020 Quarterly Report on Form 10-Q.

(1) CAP is comprised of unearned revenue and other awards, as well as CMGC/CMAR and alternative procurement projects.

About Granite

Granite is America’s Infrastructure Company™. Incorporated since 1922, Granite (NYSE:GVA) is one of the largest diversified construction and construction materials companies in the United States as well as a full-suite provider in the transportation, water infrastructure and mineral exploration markets. Granite’s Code of Conduct and strong Core Values guide the Company and its employees to uphold the highest ethical standards. In addition to being one of the World’s Most Ethical Companies for eleven consecutive years, Granite is an industry leader in safety and an award-winning firm in quality and sustainability. For more information, visit graniteconstruction.com, and connect with Granite on LinkedIn, Twitter, Facebook and Instagram.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, growth, demand, strategic plans, outcomes, outlook, guidance, backlog, Committed and Awarded Projects (CAP), results and preliminary results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “preliminary,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, growth, demand, strategic plans, outcomes, outlook, guidance, backlog, CAP, results and preliminary results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, the results of the ongoing Audit/Compliance Committee investigation, the ultimate geographic spread, duration and severity of the coronavirus (COVID-19) outbreak, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or treat its impact as well as those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

Contacts

Investors

Lisa Curtis, 831-728-7532

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Media

Erin Kuhlman, 831-768-4111

Source: Granite